Exhibit 21.1

List of Subsidiaries of the Registrant

MVP REIT II Operating Partnership, LP - Delaware

MVP REIT II Holdings, LLC - Delaware

MVP Cleveland West 9th, LLC

33740 Crown Colony, LLC

MVP San Jose 88 Garage, LLC

MCI 1372 Street, LLC

MVP Cincinnati Race Street Garage, LLC

MVP St. Louis Washington, LLC

MVP St. Paul Holiday Garage, LLC

MVP Louisville Station Broadway, LLC

White Front Garage Partners, LLC

Cleveland Lincoln Garage Owners, LLC

MVP Houston Jefferson Lot, LLC

MVP Houston San Jacinto Lot, LLC

MVP Detroit Center Garage, LLC

MVP St. Louis Broadway, LLC

MVP St. Louis 7th & Cerre, LLC

MVP Houston Preston Lot, LLC